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                                                                    EXHIBIT 10.4


                                         SLEEPY'S INC.

                                   1996 EXECUTIVE BONUS PLAN

                                 (AS AMENDED ON JULY 22, 1996)


1.      PURPOSE


        The purpose of the Sleepy's Inc. (the "Company") 1996 Executive Bonus Plan ("Plan") is to reward the current Chief Executive Officer and Executive Vice President ("Executives") of the Company, so as to provide incentive to such Executives to continue within the employ of the Company and to assist in the enhancement of the Company's productivity. These purposes will be achieved in accordance with the terms of this Plan set forth below. "Fiscal 1996" means the Company's fiscal year ended December 28, 1996. "Fiscal 1997" means the Company's fiscal year ended January 3, 1997.


2.      PLAN PROVISIONS

        2.1 The Plan commenced as of June 6, 1996 and shall terminate as of December 31, 1997.


        2.2 With respect to fiscal 1996, the Company may pay bonuses to the Executives in an aggregate amount of 15.0% of the excess of the Company's net income before income taxes (computed in accordance with generally accepted accounting principles consistently applied) ("Pre-Tax Net Income") from the effective date of the Company's initial public offering to the end of fiscal 1996 (less the amount of bonus awarded to the Executives for such period) over $2,336,000.

        2.3 With respect to fiscal 1997, the Company may pay bonuses to the Executives in an aggregate amount of 15.0% of the excess of the Company's Pre-Tax Net Income for fiscal 1997 (less the amount of bonus awarded to the Executives for fiscal 1997) over $5,328,000.


        2.4 Bonus payments under this Plan shall not be made for any year unless the Pre-Tax Net Income meets the specified levels attributable to such years as set forth in Sections 2.2 and 2.3, respectively.

3.      ADMINISTRATION

        3.1 This Plan shall be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee shall have the authority to determine, in its sole discretion: (a) the date on which such bonuses under this Plan shall be paid and (b) all other matters relating to this Plan.

        3.2 The Compensation Committee may adopt such rules for the administration of this Plan as it deems necessary or advisable, in its sole discretion. The Compensation Committee shall have the exclusive right to construe this Plan and to correct defects and omissions in this Plan, and to take further actions as it deems necessary or advisable, in its sole discretion, to carry out the purpose and intent of this Plan. Such actions shall be final, binding and conclusive upon all parties concerned.

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        3.3  The  Compensation  Committee  shall  not be  liable  for any act or omission (whether or not negligent) taken or omitted in good faith in connection with this Plan.

        3.4 All costs incurred in connection with the administration and operation of this Plan shall be paid by the Company. Except for the express obligations of the Company under this Plan, the Company shall have no liability with respect to any matter related to the Plan or the Executives, including, but not limited to, any tax liabilities or other costs.

4.      AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

        The Compensation Committee reserves the right, at any time and from time to time, to amend this Plan in any way, or to suspend or terminate this Plan, effective as of the date specified by the Compensation Committee when it takes such action, which date may be before or after the date the Compensation Committee takes such action.

5.      OTHER PROVISIONS

        5.1 Nothing contained in this Plan shall confer upon the Executives the right to continue in the employ of the Company or any affiliated entity, or interfere in any way with the right of the Company or any affiliated entity, to terminate the employment of the Executives for any reason.

        5.2 This Plan, and all matters related hereunder, shall be governed by and construed in accordance with the laws of the State of New York. The headings of the Sections of this Plan are for convenience of reference only and shall not affect the interpretation of this Plan. All pronouns and similar references in this Plan shall be construed to be of such number and gender as the context requires or permits. If any provision of this Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of this Plan shall not be affected.


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